Exhibit 10.7

SUBLEASE TERMINATION AND RELEASE AGREEMENT

This Sublease Termination and Release Agreement (“Agreement”) is entered into as of March 31, 2023, by and between NOVARTIS INSTITUTES FOR BIOMEDICAL RESEARCH, INC., a Delaware corporation, having an address at 100 Technology Square, Cambridge, Massachusetts 02139 (“Novartis”), and MAGENTA THERAPEUTICS, INC., a Delaware corporation, having an address at 100 Technology Square, Cambridge, Massachusetts 02139 (“Subtenant”).

Recitals

WHEREAS, Pursuant to a Lease, dated as of April 25, 2002, between ARE-Tech Square, LLC, as successor in interest to Massachusetts Institute of Technology (“Overlandlord”), as landlord, and Novartis, as tenant, Overlandlord demised and let unto Novartis, and Novartis did hire and take from Overlandlord, the entire building known by the street address of 100 Technology Square, Cambridge Massachusetts (the “Building”), on the terms and subject to the conditions set forth therein as amended by the First Amendment To Lease dated as of May 3, 2005, Second Amendment to Lease dated as of June 24, 2010, Third Amendment To Lease date January 31, 2017, and Fourth Amendment To Lease dated as of May 14, 2018 (said Lease, as so amended, being referred to herein as the “Overlease”);

WHEREAS, Novartis and Subtenant entered into a Sublease dated as of May 4, 2018 (the “Sublease”) for the entire fifth (5th) Floor of the Building which the parties agreed contains 34,679 square feet and the entire sixth (6th) Floor of the Building which the parties agreed contains 34,679 square feet, as shown on the space plan set forth on Exhibit A attached thereto, collectively 69,358 square feet (the “Sublease Premises”) on the terms and subject to the conditions set forth therein as amended by the First Amendment To Sublease Agreement dated as of December 13, 2018, and Second Amendment to Sublease Agreement dated as of August 19, 2020 (said Sublease, as so amended, being referred to herein as the “Sublease”);

WHEREAS, Subtenant has subleased to Avrobio, Inc., (“Sub-Subtenant”) a portion of the Sublease Premises (the “Sub-Subleased Premises”) more particularly described in and pursuant to the provisions of that certain Sub-Sublease Agreement dated September 7, 2018, as amended by that certain First Amendment to Sub-Sublease dated June 9, 2020, as amended by that certain Second Amendment to Sub-Sublease dated January 1, 2022 as amended by that certain Third Amendment to Sub-Sublease dated May 1, 2023 (as amended, the “Sub-Sublease”);

WHEREAS, Novartis and Subtenant desire to terminate the Sublease effective March 31, 2023 (the “Sublease Termination Date”) in accordance with the terms of this Agreement; and

WHEREAS, Subtenant has agreed to assign its interest in the Sub-Sublease, and Novartis has agreed to accept an assignment of Subtenant’s interest in the Sub-Sublease on the Sublease Termination Date in accordance with the terms of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants of the parties herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

Agreement

1. Subject to the provisions of Paragraph 2 below, on the Sublease Termination Date, the Sublease shall automatically terminate and be deemed to have expired at 11:59 p.m. on the Sublease Termination Date, as if such Sublease Termination Date was the Expiration Date under the Sublease (the “Sublease Termination Date”).

2. Except as explicitly set forth to the contrary below, on or before the Sublease Termination Date, Subtenant shall do the following:

(i) (a) (i) Subtenant shall remove from the Sublease Premises all trade fixtures, equipment, machinery and personal property belonging to Subtenant and shall repair all damage to the Sublease Premises and/or the Building caused by such removal; provided however, that (A) Subtenant shall be permitted to leave the furniture, fixtures and equipment listed on Exhibit B (the “FF&E”) on the Sublease Premises following the Sublease Termination Date and all right, title and interest in and to such FF&E shall be automatically transferred from Subtenant to Novartis as of the Sublease Termination Date, and (B) Subtenant shall be permitted to perform the activities listed on Exhibit C (the “Post-Termination Activities”) and all Move-out Work following the Sublease Termination Date, provided that even though the term of the Sublease shall terminate on the Sublease Termination Date (as hereafter defined), Subtenant shall, at Subtenant’s sole cost and expense maintain all insurance required to be maintained by Subtenant in accordance with the terms of Section 10(a) of the Sublease during the period starting on the Sublease Termination Date until the later to occur of (i) the date Subtenant shall complete all of the Post-Termination Activities and provide Sublandlord with all required documentation supporting the completion of same, and (ii) the date that Subtenant shall complete the Move-out Work and paid Sublandlord any sums due and payable to Sublandlord under Section 2(b) below (collectively the “Post Termination Activities and Move-out Liability Release Date”). Except to the extent caused by the gross negligence or willful misconduct of Sublandlord, Subtenant will defend, indemnify and save Sublandlord harmless from and against any and all Claims (as defined in the Overlease) asserted by or on behalf of any person, firm, corporation or public authority arising from:

(1) Subtenant’s breach of any covenant or obligation under this Agreement;

(2) Any injury to or death of any person, or loss of or damage to property, sustained or occurring in, upon or at the Sublease Premises;

(3) Any injury to or death of any person, or loss of or damage to property, sustained or occurring in or about the Building or Condominium to the extent directly arising out of the use or occupancy of the Sublease Premises (including the performance of the Post-Termination Activities and/or the Move-out work), by or the negligence or misconduct of any of the Subtenant Parties; and

(4) On account of or based upon (including monies due on account of) any work or thing whatsoever done (other than by Sublandlord) at the Sublease Premises during the term hereof and during the period of time, if any, prior to the Post Termination Activities and Move-out Liability Termination Date that Subtenant any of the Subtenant or any of Subtenant’s agents, employees, contractors or invitees may have been given access to the Sublease Premises, including without limitation for the performance of the Post-Termination Activities and the Move-out Work.

(ii) except as explicitly set forth herein, Subtenant shall quit and surrender the Sublease Premises broom clean and in good condition and repair.

(iii) Subtenant shall deliver all keys to the Premises to Landlord.

(iv) Subtenant shall deliver to Novartis an assignment and assumption agreement in form satisfactory to Novartis and executed by both Subtenant and Avrobio, Inc. as Sublessee transferring Subtenant’s interest in the Sub-Sublease to Novartis.

(v) Subtenant shall deliver to Novartis estoppel certificates executed by both Subtenant and Avrobio, Inc. as Sublessee under the Sub-Sublease in form that is reasonably satisfactory to Novartis stating that neither Subtenant nor Avrobio is in default of their respective obligations under the Sub-Sublease.

(vi) Subtenant covenants to comply with all of the provisions contained in the Overlease and the Sublease which are applicable to the surrender and termination of the Overlease other than the Post-Termination Activities which Subtenant shall complete according to the schedule for such Post-Termination Activities set forth in Exhibit B.

(b) Promptly after Subtenant has complied with the provisions of clauses (i), (ii), (iii) and (vi) of Paragraph 2(a) above (other than the Post-Termination Activities and all Move-out Work), Novartis and Subtenant shall conduct a move-out inspection on March 30, 2023. Following the move-out inspection and the Sublease Termination Date Subtenant shall, at Subtenant’s sole cost and expense modify the existing card access system for the Sublease Premises to; (l) limit the access of all Sub-Subtenant’s card keys holders to the Sub-Subleased Premises only (with no ability to access the remainder of the Sublease Premises being surrendered by Magenta to Novartis pursuant to the terms of this Agreement), and (2) to provide Novartis with exclusive access to the remainder of the Sublease Premises being surrendered by Magenta to Novartis pursuant to the terms of this Agreement, and, in addition, if there are any repairs or other work which Subtenant is obligated to perform (collectively referred to as the “Move-out Work”), Subtenant shall promptly do such Move-out Work and complete same on or before April 14, 2023. If Subtenant fails to complete the Move-out Work on or before April 14, 2023, then Novartis shall have the right at Novartis’s option to complete any then remaining unfinished Move-out Work, and Subtenant shall pay to Novartis the reasonable costs to do such Move-out Work plus a management fee equal to ten percent (10%) of the total cost of the Move-out Work. For the avoidance of doubt, Subtenant shall not be deemed to be holding over under the Sublease past the Sublease Termination Date due to any of the Post-Termination Activities or Move-out Work occurring following the Sublease Termination Date.

(c) The provisions of this Paragraph 2 shall survive the termination of the Lease.

3. Novartis acknowledges and agrees that Subtenant has paid in full all Fixed Rent, additional rent and the cost of electricity due and payable under the Sublease for the Sublease Premises through March 31, 2023.

4. For and in consideration of this Agreement, Subtenant hereby agrees that Subtenant shall pay to Novartis, upon execution of this Agreement, the sum of $14,780,188.00 to Novartis (the “Termination Payment”) in lieu of all future Fixed Rent, additional rent, cost of electricity and other charges payable to Novartis under the Sublease, in accordance with the wire transfer instructions set forth on Exhibit E attached hereto. Upon receipt of the Termination Payment and Subtenant’s completion of all Post-Termination Activities and the Move-out Work, Novartis will send the original Irrevocable Standby Letter of Credit dated May 1, 2018 in the amount of $1,780,188.00 back to Silicon Valley Bank by overnight courier at the following address: Silicon Valley Bank, Attn: Trade Finance Dept, 3003 Tasman Drive, Santa Clara CA 95054.

5. Subject to the Subtenant satisfying all the conditions set forth in this Agreement (including, without limitation Paragraph 2 of this Agreement and payment of the Termination Payment to Novartis) on or before the Sublease Termination Date and provided Subtenant is not otherwise in default under the term and conditions of the Sublease, Subtenant hereby agrees that the Sublease, and the term and estate granted thereunder, shall be terminated and expired on the Sublease Termination Date as fully and completely as if the Sublease Termination Date were the date originally fixed in the Sublease as the Expiration Date.

6. Subtenant hereby represents and warrants to Novartis that Subtenant used the Subleased Space solely for the uses set forth in Section 5 of the Sublease and for no other use or purpose.

7. (a) Effective on the Sublease Termination Date, Subtenant hereby releases Novartis from and against all claims, demands, liabilities, costs and expenses arising out of or in connection with the Sublease or the termination thereof, or the security deposit paid to Novartis thereunder, which Subtenant ever had, now has or shall hereafter have against Novartis, except with respect to the express obligations of Novartis under this Agreement.

(b) Subject to the Subtenant satisfying all the conditions set forth in this Agreement (including, without limitation Paragraph 2 of this Agreement and payment of the Termination Payment to Novartis) on or before the Sublease Termination Date and provided Subtenant is not otherwise in default under the term and conditions of the Sublease, Novartis hereby releases Subtenant from and against all claims, demands, liabilities, costs and expenses arising out of or in connection with the Sublease or the termination thereof which Novartis ever had, now has or shall hereafter have against Subtenant, except with respect to the express obligations of Subtenant under this Agreement.

(c) The provisions of this Paragraph 7 shall survive the termination of the Sublease.

8. Subtenant hereby expressly covenants and warrants to Novartis that Subtenant has not done or suffered any act or thing whereby the Subleased Premises or any part thereof are or may be in any way charged, affected or encumbered.

9. Subtenant represents and warrants to Novartis that Subtenant has not dealt with any real estate broker or sales representative in connection with this Agreement other than Colliers. Subtenant covenants that it will compensate Colliers for its representation in connection with this Agreement pursuant to a separate agreement between Colliers and Subtenant. Subtenant shall indemnify and hold harmless Novartis from and against any claim or claims for brokerage or other commissions or fees asserted by any broker, agent or finder claiming to have dealt with Subtenant, including, but not limited to, Colliers. Novartis represents and warrants to Subtenant that Novartis has not dealt with any real estate broker or sales representative in connection with this Agreement. The provisions of this Paragraph 9 shall survive the termination of the Sublease.

10. Any capitalized term used in this Agreement, but not defined herein, shall have the meaning ascribed to said term in the Sublease.

11. All prior oral or written understandings and agreements between the parties with respect to the subject matter of this Agreement are merged into this Agreement, which alone fully and completely expresses the agreement of the parties.

12. Subtenant agrees that any indemnification by Subtenant set forth in the Sublease shall survive the termination of the Sublease.

13. This Agreement may not be changed, modified, discharged or terminated orally or in any manner, except by an agreement in writing signed by the parties hereto or their respective heirs, personal representatives, successors, and permitted assigns, if any.

14. If any party to this Agreement shall commence an action against another party or parties hereto arising out of or in connection with this Agreement, the prevailing party(ies) shall be entitled to recover from the losing party(ies) reasonable attorneys’ fees and costs of suit as part of the judgment.

15. Each party to this Agreement hereby waives its right to trial by jury of any cause of action, claim, counterclaim, or crossclaim in any action, proceeding and/or hearing brought by any of them against the other(s) on any matter whatever arising out of, or in any way connected with, this Agreement, the Sublease, the relationship between them, if any, under the Sublease and under this Agreement, the use or occupancy of the Sublease Premises heretofore, any claim of injury or damage, or the enforcement of any remedy under any law, statute, or regulation, emergency or otherwise, now or hereinafter in effect.

16. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and permitted assigns, if any.

17. If and to the extent any of the provisions of this Agreement conflict or are otherwise inconsistent with any of the provisions of the Sublease, the provisions of this Agreement shall prevail.

18. If any provisions of this Agreement shall be held to be invalid, illegal, unenforceable or in conflict with the law of any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

19. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, DocuSign, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Agreement and all matters related thereto, with such electronic signatures having the same legal effect as original signatures may be executed in counterparts, all of which taken together shall constitute one and the same instrument.

20. Notwithstanding anything to the contrary contained herein, so long as no default exists under the terms of the Sublease as of the Sublease Termination Date, Subtenant shall transfer ownership of the Subtenant’s FFE to Sublandlord for no additional consideration by way of executing and delivering a quit-claim bill of sale, in the form attached hereto as Exhibit D.

21. Each party to this Agreement represents and warrants to the other party hereto that the execution and delivery of this Agreement has been duly authorized by such party and that this Agreement constitutes the legal, valid and binding obligation of said party in accordance with its terms.

22. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts.

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IN WITNESS WHEREOF, Novartis and Subtenant have executed this Agreement as of the day and year first above written.

NOVARTIS INSTITUTES FOR BIOMEDICAL RESEARCH, INC.,
A Delaware corporation

By:	/s/ Ramon Zapata
	Name:	Ramon Zapata
	Title:	CFO

MAGENTA THERAPEUTICS, INC.,
A Delaware corporation

By:	/s/ Steve Mahoney
	Name:	Steve Mahoney
	Title:	Chief Financial & Operating Officer